SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12

                             COOPER INDUSTRIES, INC.
                             -----------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               DANAHER CORPORATION
                               -------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

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          (2)  Aggregate number of securities to which transaction applies:

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          (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               ------------------------------------------------


          (4)  Proposed maximum aggregate value of transaction:

               ------------------------------------------------


          (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.

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[ ]       Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:


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          (2)  Form, Schedule or Registration Statement No.:

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          (3)  Filing Party:

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          (4)  Date Filed:

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

On August 10, 2001, H. Lawrence Culp, Jr., President and Chief Executive Officer of Danaher Corporation ("Danaher"), sent the following letter to Danaher associates:

Dear Danaher Associates,

By now, many of you have read the press release issued by Cooper's Board of Directors yesterday, as well as our response.

We are certainly disappointed that Cooper's Board has chosen to reject our offer for the company. Based on Cooper's publicly available financial information, we believe our offer is fair.

However, rest assured that this response does not mean the situation has ended. The Cooper Board has stated they will explore "all strategic alternatives that would maximize shareholder value," and has indicated we can engage in this process. In other words, rather than negotiating with us on an exclusive basis, they are looking at various alternatives, including putting the company up for auction.

As I stated in my letter to Danaher associates last Wednesday, we originally approached Cooper because we believe the combination offers compelling benefits to shareholders of both companies. We are committed to our July 25th proposal, and plan to smartly participate in any auction process that Cooper embarks on. We remain hopeful that we will achieve a negotiated transaction with the Cooper Board - but are preserving all our options.

I would like to emphasize that we are not committed to pursuing our proposal at any cost. While we are very excited about the benefits of a merger, we also believe Danaher has excellent prospects on its own, and are unwilling to jeopardize the financial health of our fine company.

The next several months could certainly be interesting as this situation unfolds. I will continue to keep you updated as relevant information becomes available (using mydanaher.com as my primary means of communication). As always, amidst all these distractions I ask that you remain focused on our strategic priorities and on delivering our usual top-notch results.

In addition, please also remember that our communications in the coming weeks may contain certain forward-looking statements and that actual financial results may differ from those predicted.

Sincerely,

Larry

                           Forward-Looking Statements

The above letter contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these so-called "forward-looking statements" by words such as "would," "will," "expects," "plans," "believes" or words of similar tenor. These forward-looking statements are based on management's good faith expectations and beliefs concerning future developments, but you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Danaher. Factors that could cause actual results to differ materially include the following: (1) the businesses of Danaher and Cooper may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected combination benefits from the transaction may not be fully realized or may not be realized within the expected time frame; (3) Cooper may not be able to meet Danaher's expectations and revenues following the transaction may be lower than expected; (4) operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction; (5) the regulatory approvals required for the transaction may not be obtained on the proposed terms or on the anticipated schedule; and (6) other risks described from time to time in Danaher's periodic reports filed with the Securities and Exchange Commission. Danaher disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

                             Additional Information

On August 3, 2001, Danaher filed a preliminary proxy statement (the "Preliminary Proxy Statement") with the SEC. In addition, Danaher may file a proxy statement/prospectus and other documents concerning a transaction at a date or dates subsequent hereto. Investors and security holders are urged to read the Preliminary Proxy Statement and any other documents filed by Danaher with the SEC, if and when they become available. The Preliminary Proxy Statement contains, and any additional documents filed with the SEC by Danaher, would contain, important information. Investors and security holders can obtain a free copy of such documents, if and when they become available, at the SEC's internet site (http://www.sec.gov) or directly from Danaher by making a request to:
Danaher Corporation, 2099 Pennsylvania Avenue, NW, 12th floor, Washington, D.C. 20006-1813, Attention: Corporate Secretary. Danaher, its executive officers and directors and certain other Danaher advisors may be deemed to be "participants" in Danaher's solicitation of proxies from Cooper's shareholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in Danaher's Preliminary Proxy Statement.